ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322
NEWS RELEASE

ALDA Pharmaceuticals Increases Private Placement

July 17, 2009 Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V) (the “Company”) announces that the private placement disclosed in a new release dated July 3, 2009 of up to 3 million common share and warrant units of the Company at a price of $0.20 per unit has been terminated and that the Company will instead proceed with an offering of up to 6 million Units at a price of $0.25 for proceeds up to $1,500,000.  Each Unit consists of one common share of ALDA and one non-transferable share purchase warrant entitling the holder to acquire one additional common share of ALDA at a price of $0.40 per common share for a period of twelve (12)  months from the date of the issuance of the purchase warrant with a forced exercise provision attached to each warrant commencing on the day following the expiry of any applicable hold period on the underlying Common Share, stating that if, for ten consecutive trading days, the closing price of the listed shares of the Company exceeds $0.80 then the exercise period of the warrants will be reduced to a period of 10 days following such trading days.

The offering is being made on a private placement basis pursuant to registration and prospectus exemptions of applicable securities laws and is subject to acceptance by the TSX Venture Exchange.  All securities issued will be subject to a four-month restricted period and will bear a restrictive legend accordingly.  Net proceeds from the offering will be used for working capital.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Distribution & Sales Contact
Diane Mann

(604)  657-0369

diane_mann@aldacorp.com

Retail Sales

Eastern Esthetics (ON, QU, NB, NS, PE, NL)

902-450-2161

LCN Canada – West (MB, SK, AB, BC, NW, YK)

780-462-2580

Investor Relations Contact

Scott Young

604-288-7222

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

The Units, Common Share, Warrantss and the common shares issuable upon exercise of the Warrants have not been registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold absent registration under the Act or an applicable exemption from the registration requirements thereof.  This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.